As filed with the Securities and Exchange Commission on September 19, 2008 Reg. No. 33

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medizone International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-0412648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

144 Buena Vista P.O. Box 742
Stinson Beach, CA 94970
Tel: (415) 868-0300

(Address of principal executive offices)

2008 Equity Compensation Plan

(Full title of plan)

Edwin G. Marshall
Chief Executive Officer
144 Buena Vista P.O. Box 742
Stinson Beach, CA 94970
 (Name and address of agent for service)
Tel: (415) 868-0300

(Telephone number, including area code of agent for service)

Copy to:
Michael L. Corrigan, Esq.
11995 El Camino Real, Suite 301
San Diego, CA 92130
(858) 436-3368

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum Aggregate offering Price (2)	Amount of Registration fee
Common Stock ($0.001 par value)	8,000,000	0.04	$320,000	$12.58

(1)	Represents 8,000,000 shares of Common Stock to be issued as compensation for services rendered.
(2)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing of the registration statement.

Medizone International, Inc.
144 Buena Vista P.O. Box 742
Stinson Beach, CA 94970
(415) 868-0300

(8,000,000 SHARES OF COMMON STOCK)

This Prospectus relates to the offer and sale by Medizone International, Inc., a Nevada corporation (the “Company”) of shares of its $0.001 par value common stock (the “Common Stock”) pursuant to its 2008 Equity Compensation Plan whereby certain individuals receive stock in lieu of cash to incentivize their continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration  to Employees, Officers, Directors or Consultants up to 8,000,000 shares of the Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2008 Equity Compensation Plan.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933, as amended, (the “Securities Act”) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive, officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which would limit their discretion in transferring the shares acquired in the Company.  If an individual that is currently not an affiliate becomes an affiliate of the Company in the future, then he would be subject to Section I (b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is listed under the symbol MZEI.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 19, 2008.

This Prospectus is not part of any Registration Statement, which has been filed and  effective under the Securities Act of 1933, as amended, and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus, but not delivered herewith, will be furnished without charge upon written or oral request. Requests should be addressed to: Medizone International, Inc., 144 Buena Vista P.O. Box 742 Stinson Beach, CA 94970, telephone (415) 868-0300.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act, may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (“NASD”). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W., Washington DC 20549.

No person has been authorized to give any information or to make any representation other than those contained in this Prospectus; if any such information or representation is made it must not be relied upon as having been authorized by the Company. Additionally, this Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized, in which the person making such solicitation is not qualified, or to any one to whom it is unlawful to make such an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Purpose

The Company, pursuant to its 2008 Equity Compensation Plan, will issue the Common Stock which has been approved by the Board of Directors of the Company (the “Board of Directors”).  The 2008 Equity Compensation Plan is hoped to further provide a method whereby the Company’s current employees, officers, and non-employee directors and consultants may be incentivized and allow the Company to secure and retain highly qualified employees, officers, directors and non-employee directors and consultants, thereby advancing the interest of the Company and all of it’s shareholders.  A copy of the 2008 Equity Compensation Plan has been filed as an exhibit to this Registration Statement.

Common Stock

The Board has authorized the issuance of up to 8,000,000 shares of the Common Stock, pursuant to the Company’s 2008 Equity Compensation Plan upon the effectiveness of the registration statement.

The Company 2008 Equity Compensation Plan

The Company has established a 2008 Equity Compensation Plan which awards stock in an effort to further compensate its existing employees, officers and non-employee directors and consultants to secure their continued employment and attract highly qualified employees and consultants as they are needed.

No Restrictions on Transfer

Upon the granting of the shares, the recipient will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Individual Who Acquires Stock

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The recipient of the shares, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Item 1.  Plan Information - continued

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares , any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2.  Registrant Information

A copy of any document or part hereof incorporated by reference in this Registration Statement, but not delivered with this Prospectus, or any document required to be delivered pursuant to Rule 428(b) under the Securities Act, will be furnished without charge upon written or oral request. Requests should be addressed to: 144 Buena Vista P.O. Box 742, Stinson Beach, CA 94970.

Legal Opinions and Experts

Michael L. Corrigan has rendered an opinion on the validity of the securities being registered.  Mr. Corrigan is not an “affiliate” of the Company.

The financial statements of Medizone International, Inc., by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2007, have been audited by HJ Associates & Consultants, LLP, (independent auditors), as set forth in their report and incorporated herein by reference and reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement and are not required to be filed with this registration statement:

(a)	Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed on June 3, 2008 pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

Item 3.  Incorporation of Documents by Reference - continued

(b)
Registrant's quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 2008 and June 30, 2008, and registrant's current reports on Form 8-K, pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interest of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Article VII of the registrant's Articles of Incorporation and Article VI of the registrant's By-Laws provide that the registrant shall indemnify a director or officer to the full extent permitted by the Nevada Business Corporations Act as in effect at the time of the conduct by such person. Specifically, the registrant’s By-Laws provide as follows:

Section 4.16. Indemnification: Advancement of Expenses. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by the Nevada Private Corporations Act as the same now exists or many hereafter be amended. In the event that the Nevada Private Corporations Act is amended after the filing of the Corporation’s Articles of Incorporation with the Nevada Secretary of State’s Office so as to authorize corporate action further eliminating or limiting the personal liability of an officer or director, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Act as so amended. The Corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit of proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should by ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Act. Any amendment to or repeal of any of the provisions in this Section 4.16 shall not adversely affect any right or protection of an officer or director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

Section 4.17. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by the provision of Section 4.16 of these Bylaws and Article VII of the Corporation’s Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is unenforceable, or that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification   is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (as long as the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and,

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.
To determine as to the liability under the Securities Act of 1933, that each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Item 9.  Undertakings - continued

5.
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee pursuant to the plan's annual report pursuant to section 15(d) for the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.
That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, whereunto duly authorized, in, California, on September, 19, 2008.

Medizone International, Inc.

By:	/s/ Edwin G. Marshall
Edwin G. Marshall, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Edwin G. Marshall
Edwin G. Marshall, Chief Executive Officer

Dated: September 19, 2008

INDEX TO EXHIBITS

Exhibit NO.	Description
5.1	Opinion of Counsel, Michael L. Corrigan

10.1	2008 Equity Compensation Plan

23.1	Consent of HJ Associates & Consultants, LLP

23.2	Consent of Michael L. Corrigan (included in Exhibit 5.1)